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                                                                    Exhibit 99.1

[A.C.MOORE LOGO]                         General Office o Distribution Center
                                       130 A.C. Moore Drive o Berlin, NJ 08009
                                     PHONE: (856) 768-4930 o FAX: (856) 753-4723

FOR:                                            FROM:
A.C. Moore Arts & Crafts, Inc.                  Gregory FCA Communications, Inc.
Leslie Gordon                                   For More Information Contact:
Chief Financial Officer                         Joe Crivelli
(856) 768-4930                                  (610) 642-8253

FOR IMMEDIATE RELEASE

             RICK LEPLEY JOINS A.C. MOORE AS CHIEF EXECUTIVE OFFICER

BERLIN, New Jersey, June 1, 2006 - A.C. Moore Arts & Crafts, Inc. (NASDAQ: ACMR) announced today that Rick Lepley has joined the company as Chief Executive Officer. Lepley, 56, retired earlier this year from Office Depot where he had been Executive Vice President of North American Retail. He succeeds John (Jack)
E. Parker, who has retired as CEO and as a director of A.C. Moore. Mr. Lepley has also been appointed to serve on the Company's Board of Directors to fill the vacancy created by the untimely death of Eli J. Segal.

"Jack Parker and I have watched the Company grow from a single store to a chain of over 100 stores," said William Kaplan, Chairman of the Board and the Company's Co-Founder along with Mr. Parker. "Jack has been fundamental to the success of our Company and we appreciate all that he has done. Rick Lepley is coming onboard at an important time in the Company's history and we are thrilled to welcome him to A.C. Moore. We are certain that he will contribute tremendously to the continued success of the Company."

Prior to serving as EVP of North American Retail at Office Depot, Mr. Lepley was President of Office Depot Japan and was responsible for all of that company's operations in Japan. Previously he served as founder and President of Retail Investment Concepts, Inc. (RIC), an independent retailer and Office Depot licensee for Eastern Europe. In that capacity, Mr. Lepley opened the first Office Depot store in Europe in 1995. He built both a store network and a delivery business for the Office Depot brand in Poland and Hungary. Before the founding of RIC, Mr. Lepley was responsible for more than 500 Mitsubishi Motors dealerships in the United States in his role as Senior Vice President of Sales and Marketing for Mitsubishi Motor Sales of America where he worked for 11 years. He was one of 11 executives who founded that company in 1982.

"During the past few weeks I have spent a significant amount of time in A.C. Moore stores and discussing the Company's potential with members of the Board," said Mr. Lepley. "I am excited about this opportunity and look forward to working with the associates of A.C. Moore to grow the

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Company and continue the tradition of success that Jack Parker began when he opened the Company's first store."

In addition, Leslie H. Gordon, the Company's Chief Financial Officer, will be retiring effective July 31, 2006. Mr. Gordon has served as Chief Financial Officer of A.C. Moore since March 1996. During the one-year period following his retirement, Mr. Gordon will provide transition assistance to the Company. A.C. Moore will begin a national search for a replacement for Mr. Gordon immediately. The search will include internal as well as external candidates.

ABOUT A.C. MOORE

A.C. Moore operates arts and crafts stores that offer a vast assortment of traditional and contemporary arts and crafts merchandise for a wide range of customers. The Company operates 113 stores in the Eastern United States. For more information about the Company, visit its website at www.acmoore.com.

                                      # # #

This press release contains statements that are forward-looking within the meaning of applicable federal securities laws and are based on A.C. Moore's current expectations and assumptions as of this date. The Company undertakes no obligation to update or revise any forward-looking statement whether the result of new developments or otherwise. These statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. Factors that could cause actual results to differ from those anticipated include, but are not limited to, the costs associated with a change in senior management, the impact of the adoption of FAS 123R, customer demand and trends in the arts and crafts industry, related inventory risks due to shifts in customer demand, the effect of economic conditions, the impact of adverse weather conditions, the impact of competitors' locations or pricing, the availability of acceptable real estate locations for new stores, difficulties with respect to new system technologies, supply constraints or difficulties, the effectiveness of advertising strategies, the impact of the threat of terrorist attacks and war, and other risks detailed in the Company's Securities and Exchange Commission filings.